SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2016 root9B Technologies, Inc.
(Exact name of Company as specified in Charter)

Delaware	000-50502	20-0443575
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

4521 Sharon Road, Suite 300
Charlotte, North Carolina  28211
(Address of Principal Executive Offices)

(704) 521-8077
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 9, 2016, root9B Technologies, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech, who together control all of the Company’s Series C Preferred Stock (the “Holders”).  Pursuant to the Agreement, the parties agreed to postpone payment of the annual dividend on the Company’s Series C Preferred Stock until five (5) business days following the day on which the Company holds an annual or special meeting of its stockholders where the stockholders are presented with a proposal to increase the authorized capital stock of the Company.  The Holders’ right to receive the annual dividend payment on their Series C Preferred Stock has therefore been delayed.  Miriam Blech currently controls approximately 7% of the Company’s outstanding voting capital stock, including 60% of the Company’s Series C Preferred Stock.  Isaac Blech currently controls approximately 4.6% of the Company’s outstanding voting capital stock, including 40% of the Company’s Series C Preferred Stock, and is Vice Chairman of the Company’s board of directors.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 3.03    Material Modification to Rights of Security Holder.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement dated February 9, 2016 between root9B Technologies, Inc. and Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ROOT9B TECHNOLOGIES, INC.

Dated: February 10, 2016	By:	/s/ Joseph J. Grano
Name: Joseph J. Grano
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement dated February 9, 2016 between root9B Technologies, Inc. and Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech.